Exhibit 99.1

Microsoft Reports Strong Third Quarter Revenue

Broad-based Demand Drives 17% Revenue Growth

Redmond, Wash.—April 22, 2004—Microsoft Corp. today announced revenue of $9.18 billion for the quarter ended March 31, 2004, a 17% increase over $7.84 billion in the prior year. Operating income for the third quarter was $1.28 billion, compared to $2.74 billion in the prior year. Net income and diluted earnings per share for the third quarter were $1.32 billion and $0.12 per share. These results include stock-based compensation expense of $748 million (pre-tax) equating to $501 million (after-tax) or $0.05 per share, and legal charges of $2.53 billion (pre-tax) equating to $1.89 billion (after-tax) or $0.17 per share related to the settlement of the Sun Microsystems Inc. litigation and a fine imposed by the European Commission. For the previous year, net income and earnings per share for the third quarter were $2.14 billion and $0.20 per share, including stock-based compensation expense of $978 million (pre-tax) equating to $655 million (after-tax) or $0.06 per share.

“Broad-based demand and solid execution across all our businesses drove outstanding results for the quarter,” said John Connors, chief financial officer at Microsoft. “All of our businesses met or exceeded our expectations this quarter with the Client, Information Worker and Server and Tools businesses growing a combined 17%. Overall corporate IT spending continued to improve and we expect to see healthy demand through the end of our fiscal year.”

Information Worker revenue grew 18% over the prior year as Office experienced strong sales across all customer segments. Worldwide retail license sales of Office 2003 since its launch in October 2003 were double those of Office XP over its first five months. Office OEM sales grew 35% benefiting from increased adoption of Office 2003 including penetration of the Small Business and Professional editions. Customers acquiring Office during the quarter included Circuit City, Del Monte Foods, Perot Systems, The Thomson Corporation, and Unisys Corporation.

Server and Tools grew a solid 19% driven by healthy demand for Windows®, Exchange, SQL Server™, and Visual Studio® products. Rapid customer adoption of Windows Server™ 2003 continued with new licenses growing 31%. “Windows Server 2003 is our most successful server operating system product ever with customer license sales doubling any previous version over a comparable period since launch,” said Eric Rudder, senior vice president, Server and Tools business. “It is also rewarding to see customers and partners excited about the recently released Windows Small Business Server 2003 product, as is reflected by our early strong sales and already having 47,000 partners trained to deploy and service the platform.”

MSN® reported another profitable quarter on robust revenue growth of 16% over last year driven by continued success in growing its advertising business. MSN advertising revenue increased 43% during the quarter, again showing strength in both traditional online and search-based advertising. Customers and advertisers continue to recognize MSN as a worldwide leader in online services with more than 350 million unique users to the MSN network, over 170 million active MSN Hotmail® unique users, and more than 120 million active MSN Messenger unique users worldwide on a monthly basis.

Business Outlook

Management offers the following guidance for the quarter ending June 30, 2004, which includes stock-based compensation expenses in accordance with SFAS 123:

•	Revenue is expected to be in the range of $8.9 billion and $9.0 billion.

•	Operating income is expected to be in the range of $2.8 billion and $2.9 billion, including stock-based compensation expense of approximately $750 million.

•	Diluted earnings per share are expected to be approximately $0.23, including stock-based compensation expense of approximately $0.05.

Management offers the following guidance for the full fiscal year ending June 30, 2005, which includes stock-based compensation expenses in accordance with SFAS 123:

•	Revenue is expected to be in the range of $37.8 billion and $38.2 billion.

•	Operating income is expected to be in the range of $15.9 billion and $16.3 billion, including stock-based compensation expense of approximately $2.5 billion.

•	Diluted earnings per share are expected to be in the range of $1.16 and $1.18, including stock-based compensation expense of approximately $0.15.

Webcast Details

Microsoft will hold an audio webcast at 2:30 p.m. PDT (5:30 p.m. EDT) today with John Connors and Scott Di Valerio to discuss details regarding the company’s performance for the quarter and other forward-looking information. The session may be accessed at http://www.microsoft.com/msft. The webcast will be available for replay through the close of business on April 22, 2005.

Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as: entry into markets with vigorous competition, market acceptance of new products and services, continued acceptance of existing products and services, changes in licensing programs, product price discounts, delays in product development and related product release schedules, and reliance on sole source suppliers for key components of Xbox that could result in component shortages and delays in product delivery, any of which may cause revenues and income to fall short of anticipated levels; obsolete inventory or product returns by distributors, resellers and retailers; warranty and other claims on hardware products such as Xbox; changes in the rate of PC shipments; technological shifts; the support of third party software developers for new or existing platforms; the availability of competitive products or services such as the Linux operating system at prices below our prices or for no charge; the ability to have access to MSN service distribution channels that are controlled by third parties; the risk of unanticipated increased costs for network services; the continued ability to protect the company’s intellectual property rights; the ability to obtain on acceptable terms the right to incorporate in the company’s products and services technology patented by others; changes in product and service mix; maturing product life cycles; product sale terms and conditions; the risk that actual or perceived security vulnerabilities in our products could adversely affect our revenues; implementation of operating cost structures that align with revenue growth; the financial condition of our customers and vendors; variations in equity compensation expenses under FAS 123, which will fluctuate based on factors such as the actual number of stock awards issued and the market value of the awards on the dates of grant; unavailability of insurance; uninsured losses; adverse results in litigation; the effects of terrorist activity and armed conflict such as disruptions in general economic activity and changes in our operations and security arrangements; the level of corporate information technology spending and changes in general economic conditions that affect demand for computer hardware or software; currency fluctuations; trade sanctions or changes to U.S. tax law resulting from the World Trade Organization decision with respect to the extraterritorial income provisions of U.S. tax law; and financial market volatility or other changes affecting the value of our investments that may result in a reduction in carrying value and recognition of losses including impairment charges.

For further information regarding risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Issues and Uncertainties” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s investor relations department at (800) 285-7772 or at Microsoft’s investor relations website at http://www.microsoft.com/msft.

All information in this release is as of April 22, 2004. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

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Microsoft, Windows, Visual Studio, Windows Server, MSN and Hotmail are either registered trademarks or trademarks of Microsoft Corp. in the United States and/or other countries. The names of actual companies and products mentioned herein may be the trademarks of their respective owners.

For more information, financial analysts only:

Curt Anderson, senior director, Investor Relations (425) 706-3703

For more information, press only:

Rapid Response Team, Waggener Edstrom, (503) 443-7070, rrt@wagged.com

Note to editors: If you are interested in viewing additional information on Microsoft, please visit the Microsoft Web page at http://www.microsoft.com/presspass/ on Microsoft’s corporate information pages. Shareholder and financial information, as well as today’s 2:30 p.m. PDT conference call with investors and analysts, is available at http://www.microsoft.com/msft.

Microsoft Corporation

Income Statements

(In millions, except earnings per share)

	Three Months Ended March 31		Nine Months Ended March 31
	2003(1)	2004	2003(1)	2004
Revenue	$7,835	$9,175	$24,122	$27,543
Operating expenses:
Cost of revenue	1,274	1,411	4,755	5,235
Research and development	1,692	1,538	4,914	6,120
Sales and marketing	1,700	1,928	5,274	5,900
General and administrative	425	3,020	1,174	4,387

Total operating expenses	5,091	7,897	16,117	21,642

Operating income	2,744	1,278	8,005	5,901
Losses on equity investees and other	(19)	(11)	(53)	(26)
Investment income	472	1,012	888	2,617

Income before income taxes	3,197	2,279	8,840	8,492
Provision for income taxes	1,055	964	2,792	3,014

Net income	$2,142	$1,315	$6,048	$5,478

Earnings per share:
Basic	$0.20	$0.12	$0.56	$0.51

Diluted	$0.20	$0.12	$0.55	$0.50

Weighted average shares outstanding:
Basic	10,715	10,785	10,720	10,796

Diluted	10,837	10,856	10,930	10,899

(1)	The three and nine months ended March 31, 2003 results have been restated to reflect the retroactive adoption of SFAS 123, Accounting for Stock Based Compensation.

Microsoft Corporation

Balance Sheets

(In millions)

	June 30, 2003 (1)	March 31, 2004
Assets
Current assets:
Cash and equivalents	$6,438	$9,348
Short-term investments	42,610	47,059

Total cash and short-term investments	49,048	56,407
Accounts receivable, net	5,196	4,937
Inventories	640	542
Deferred income taxes	2,506	1,748
Other	1,583	1,636

Total current assets	58,973	65,270
Property and equipment, net	2,223	2,258
Equity and other investments	13,692	15,155
Goodwill	3,128	3,110
Intangible assets, net	384	599
Deferred income taxes	2,161	1,583
Other long-term assets	1,171	1,792

Total assets	$81,732	$89,767

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,573	$1,412
Accrued compensation	1,416	1,224
Income taxes	2,044	3,175
Short-term unearned revenue	7,225	5,949
Other	1,716	4,224

Total current liabilities	13,974	15,984
Long-term unearned revenue	1,790	1,577
Other long-term liabilities	1,056	1,626
Stockholders' equity:
Common stock and paid-in capital—shares authorized 24,000;
Shares issued and outstanding 10,771 and 10,777	49,234	53,975
Retained earnings, including accumulated other
comprehensive income of $1,840 and $2,025	15,678	16,605

Total stockholders' equity	64,912	70,580

Total liabilities and stockholders' equity	$81,732	$89,767

(1)	The June 30, 2003 balance sheet has been restated for the retroactive adoption of SFAS 123, Accounting for Stock Based Compensation.

Microsoft Corporation

Cash Flows Statements

(In millions)

	Three Months Ended March 31		Nine Months Ended March 31
	2003(1)	2004	2003(1)	2004
Operations
Net income	$2,142	$1,315	$6,048	$5,478
Depreciation, amortization, and other non-cash items	383	249	931	877
Stock based compensation	978	748	3,084	4,995
Net recognized (gains) / losses on investments	(17)	(512)	598	(1,112)
Stock option income tax benefits	329	135	990	772
Deferred income taxes	169	54	(1,362)	(925)
Unearned revenue	2,463	2,793	9,056	7,781
Recognition of unearned revenue	(2,770)	(3,119)	(8,308)	(9,268)
Accounts receivable	823	697	1,225	369
Other current assets	51	63	418	356
Other long-term assets	(9)	(6)	(31)	35
Other current liabilities	(384)	1,951	38	2,931
Other long-term liabilities	11	602	421	679

Net cash from operations	$4,169	$4,970	$13,108	$12,968

Financing
Common stock issued	485	568	1,389	1,452
Common stock repurchased	(839)	(1,608)	(5,272)	(3,383)
Common stock dividends	(857)	0	(857)	(1,729)

Net cash used for financing	$(1,211)	$(1,040)	$(4,740)	$(3,660)

Investing
Additions to property and equipment	(182)	(213)	(618)	(552)
Acquisition of companies, net of cash acquired	(12)	0	(891)	(4)
Purchases of investments	(25,106)	(19,580)	(71,197)	(66,555)
Maturities of investments	710	361	7,242	3,836
Sales of investments	20,383	18,694	58,341	56,840

Net cash used for investing	$(4,207)	$(738)	$(7,123)	$(6,435)

Net change in cash and equivalents	(1,249)	3,192	1,245	2,873
Effect of exchange rates on cash and equivalents	(3)	7	39	37
Cash and equivalents, beginning of period	5,552	6,149	3,016	6,438

Cash and equivalents, end of period	$4,300	$9,348	$4,300	$9,348

(1)	The three and nine months ended March 31, 2003 cash flows statements have been restated to reflect the retroactive adoption of SFAS 123, Accounting for Stock Based Compensation.

Microsoft Corporation

Segment Revenue

(In millions)

	Three Months Ended March 31		Nine Months Ended March 31
	2003	2004	2003	2004
Segments
Client	$2,527	$2,924	$7,868	$8,792
Server and Tools	1,827	2,177	5,215	6,177
Information Worker	2,327	2,739	6,880	7,921
Microsoft Business Solutions	147	153	388	471
MSN	508	591	1,394	1,628
Mobile and Embedded Devices	46	61	112	177
Home and Entertainment	453	530	2,265	2,377

Total revenue	$7,835	$9,175	$24,122	$27,543

Microsoft Corporation

Financial Highlights

Third Quarter 2004

(All growth percentages are comparisons

to the comparable quarter of fiscal year 2003)

This document contains statements that are forward-looking. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors discussed in this document. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Third Quarter Summary

	Three Months Ended March 31
(In millions, except percentages)	2003	2004	Percentage Inc./(Dec.)
Revenue	$7,835	$9,175	17%
Operating Income	$2,744	$1,278	(53)%

The revenue growth resulted primarily from increased licensing of Windows operating systems through OEMs, Office 2003 and Server products, and MSN advertising revenue. Foreign exchange rates also contributed nearly 5% growth in total revenue for the quarter due to generally stronger foreign currency rates versus the U.S. dollar.

During the third quarter, continued strong PC and Server shipment growth and improved IT spending compared to fiscal 2003 contributed to our overall revenue growth. We estimate that total PC shipments grew approximately 14% from the third quarter of the prior year driven by strong business demand in both mature and emerging markets with consumer shipments growth of approximately 10% for the quarter. Total server hardware shipments have grown 17% in the third quarter of fiscal 2004 per our internal projections, with Windows Server shipments growing faster than the overall sector at 25% compared to the prior year’s third quarter. The net impact of foreign exchange rates on revenue was positive in the third quarter compared to a year ago, primarily due to a stronger Euro and Japanese yen versus the U.S. dollar. Had the rates from the prior year’s third quarter been in effect in the third quarter of fiscal 2004, translated international revenue earned in local currencies would have been approximately $350 million lower. Certain manufacturing, selling, distribution, and support costs are disbursed in local currencies, and a portion of international revenue is hedged, thus offsetting a portion of the translation exposure.

Unearned revenue as of March 31, 2004 decreased $326 million from December 31, 2003. Undelivered elements contributed $123 million of the net decrease in unearned revenue as deferral rates were lower, partially offset by lengthened product life cycles for the underlying products licensed, resulting in a higher proportion of revenue earned. The decline also reflects a net decrease of $248 million in unearned revenue from volume licensing programs as $261 million of revenue was earned from Upgrade Advantage programs.

For the full fiscal 2004, we expect PC shipments to grow at rates in the low teens, driven by both consumer and business demand for PCs. We believe the overall server hardware sector and IT spending outlook will continue to demonstrate improvement over fiscal 2003. Our enterprise server products revenue results should be positively affected by the continued shift to lower cost X86 server architecture. As a result, we expect overall server hardware shipment growth for fiscal 2004 to reach near mid-teens growth with Windows Server operating systems licenses growing faster than the overall sector. We believe foreign exchange rates will continue to stabilize during the last quarter of our fiscal year and we will continue to benefit from the U.S. dollar’s position relative to the Euro and Japanese yen.

The operating income decline for the third quarter of fiscal 2004 was due primarily to a $1.92 billion charge related to settlement of the Sun Microsystems litigation and a €497 million ($605 million) accrual for the European Commission fine. Sun Microsystems and Microsoft entered into a series of agreements that settled Sun’s suit against us and resolved other legal claims between the companies. The European Commission fine was imposed as part of its finding that Microsoft had infringed European competition law by refusing to supply work group server interoperability information and by including streaming media playback functioning in Windows desktop operating systems. We intend to appeal the European Commission’s finding.

We adopted the fair value recognition provisions of SFAS 123, Accounting for Stock-Based Compensation, on July 1, 2003 and restated prior periods to reflect compensation cost under the recognition provisions of SFAS 123 for all awards granted to employees after July 1, 1995. Equity compensation is included in operating expenses as part of headcount-related costs. Total stock-based compensation costs included in operating expenses for the third quarter of fiscal 2004 were $748 million, compared to $978 million in the prior year’s comparable quarter.

SEGMENT PRODUCT REVENUE/OPERATING INCOME/(LOSS)

Our seven segments are: Client; Server and Tools; Information Worker; Microsoft Business Solutions; MSN; Mobile and Embedded Devices; and Home and Entertainment.

The revenue and operating income/(loss) amounts in this section are presented in accordance with U.S. GAAP applied at the segment level. Certain corporate level expenses (primarily general and administrative expenses, including the accrual for the imposed fine from the European Commission, and corporate level sales and marketing costs) have been excluded.

Client

	Three Months Ended March 31
(In millions, except percentages)	2003	2004	Percentage Inc./(Dec.)
Revenue	$2,527	$2,924	16%
Operating Income	$1,901	$1,605	(16)%

Client includes revenue from Windows XP Professional and Home, Windows 2000 Professional, and other standard Windows operating systems. In the third quarter of fiscal year 2004 Windows OEM license units grew 16%, driving an 18% growth in OEM revenue compared to the prior year. Revenue from commercial and retail licensing grew 6% compared to the prior year’s third quarter. The mix of Windows units shipped with the Professional version increased two percentage points to 58% of total Windows licenses compared to the prior year. Client operating income in the third quarter of fiscal 2004 declined primarily as a result of $700 million of legal expenses related to the settlement of the Sun Microsystems litigation, partially offset by growth in revenue.

We anticipate that total PC shipments will grow about 10% for the fourth quarter of fiscal 2004, continuing to influence our growth in Client revenue. Additionally, we do not expect significant future changes in the mix of Windows Home and the higher priced Windows Professional version.

Server and Tools

	Three Months Ended March 31
(In millions, except percentages)	2003	2004	Percentage Inc./(Dec.)
Revenue	$1,827	$2,177	19%
Operating Income/(Loss)	$305	$(635)	nm

Server and Tools consists of server software licenses and client access licenses (CALs) for Windows Server, SQL Server, Exchange Server, and other servers. It also includes developer tools, training, certification, Microsoft Press, Premier product support services, and Microsoft consulting services. In the third quarter of fiscal 2004, Server revenue, including CALs, grew $445 million or 36%. The revenue increase was driven primarily by an estimated 25% increase in Windows-based server shipments resulting in 31% growth in new Windows Server license sales as well as growth in SQL Server and Core CAL revenue. Consulting and Premier product support services increased $30 million or 11% compared to the prior year’s third quarter. Revenue from developer tools, training, certification, Microsoft Press and other services decreased $125 million or 38%, due to recognition of $128 million of previously deferred revenue in the prior year’s comparable quarter. The third quarter of fiscal 2004 operating income declined $940 million primarily due to $1.22 billion of legal expenses related to the settlement of the Sun Microsystems litigation, partially offset by the increase in revenue.

Information Worker

	Three Months Ended March 31
(In millions, except percentages)	2003	2004	Percentage Inc./(Dec.)
Revenue	$2,327	$2,739	18%
Operating Income	$1,696	$1,926	14%

Information Worker includes revenue from Microsoft Office, Microsoft Project, Microsoft Visio, SharePoint Portal Server CALs, other information worker products including Microsoft LiveMeeting and OneNote, and professional product support services. Revenue for the third quarter of fiscal 2004 reflected continued momentum from the Office 2003 launch. Benefiting from increased adoption of Office 2003 including penetration of the premium Small Business and Professional editions, OEM licensing revenue grew 35% compared to the prior year’s third quarter. Revenue from volume licensing, retail packaged product and pre-installed versions of Office in Japan also grew 15% in aggregate as Office 2003 sales strength continued post launch. Contributing to the increase in revenue was previously deferred multi-year licensing arrangements revenue, including Upgrade Advantage, and a lower deferral rate for undelivered elements, partially offset by lengthened product lives. Information Worker operating income for the third quarter of fiscal year 2004 increased due to the growth in revenue, partially offset by an increase in operating expenses, primarily headcount-related costs and marketing expenses in the Small and Mid-Market Solutions and Partners group.

Microsoft Business Solutions

	Three Months Ended March 31
(In millions, except percentages)	2003	2004	Percentage Inc./(Dec.)
Revenue	$147	$153	4%
Operating Loss	$(92)	$(65)	(29)%

Microsoft Business Solutions includes Microsoft Great Plains, Microsoft Navision, Microsoft Axapta, Microsoft Solomon, Microsoft CRM, bCentral and other business applications and services. The revenue increase in the third quarter of fiscal 2004 was primarily attributable to continued growth in licensing of Navision and Axapta products outside of the United States as well as the timing of licensing agreements. Microsoft Business Solutions operating loss for the third quarter of fiscal year 2004 declined due to growth in revenue and lower stock-based compensation expense partially offset by increased sales and marketing costs.

MSN

	Three Months Ended March 31
(In millions, except percentages)	2003	2004	Percentage Inc./(Dec.)
Revenue	$508	$591	16%
Operating Income/(Loss)	($139)	$107	nm

MSN includes MSN subscriptions and the MSN network of Internet products and services. In the third quarter of fiscal 2004, MSN Network services revenue grew $100 million or 43% as a result of growth in paid search and growth in the overall Internet advertising market. MSN subscription revenue declined $17 million or 6% as the number of narrowband subscribers continued to migrate to competitively priced broadband or other ISPs. The number of total MSN subscriptions at the end of March 2004 was 8.2 million, slightly higher than at the end of December 2003, as the loss of narrowband subscribers was offset by the gain of other premium service subscriptions. Subscription revenue may decline in the fourth quarter of the fiscal year as the narrowband subscriber base is expected to continue to decline. The improvement in operating income/(loss) in the third quarter was due to strong advertising revenue and paid search, while operation costs remained flat and customer acquisition expenditures declined.

Mobile and Embedded Devices

	Three Months Ended March 31
(In millions, except percentages)	2003	2004	Percentage Inc./(Dec.)
Revenue	$46	$61	33%
Operating Loss	$(72)	$(38)	(47)%

Mobile and Embedded Devices includes Windows Mobile software, Windows Embedded device operating systems, MapPoint, and Windows Automotive. The increase in revenue in the third quarter of fiscal 2004 was driven by growth in all businesses. The revenue growth realized by MapPoint has slowed and is expected to grow at a continued slower pace in future quarters, as the first two quarters of fiscal 2004 growth rates reflected the acquisition of Vicinity Corporation toward the end of the second quarter of the prior fiscal year. Mobile and Embedded Devices operating loss was lower in the third quarter of fiscal 2004 compared to the prior year’s third quarter, due to lower operating expenses and growth in revenue.

Home and Entertainment

	Three Months Ended March 31
(In millions, except percentages)	2003	2004	Percentage Inc./(Dec.)
Revenue	$453	$530	17%
Operating Loss	$(277)	$(209)	(25)%

Home and Entertainment includes the Xbox video game system, PC games, consumer software and hardware, and TV platform. Xbox revenue increased $81 million or 35% from the prior year’s third quarter, with $78 million related to higher volumes of Xbox software and $39 million due to higher Xbox console volumes, partially offset by a $36 million decline related to past price reductions of Xbox consoles and software. At the end of the third quarter of fiscal 2004, we announced a price reduction for the Xbox console in the United States. Overall, Xbox console volumes increased 30% in the third quarter compared to the prior year’s comparable quarter. This increase was partially attributed to low inventory levels of competitive consoles. Xbox’s life to date U.S. games attach rate according to NPD data was 6.8 games per console. Revenue from consumer hardware and software, PC games and TV Platforms declined $4 million or 2% compared to the third quarter of fiscal 2003 due to lower PC games software and PC gaming devices sales.

Home and Entertainment operating loss for the third quarter of fiscal year 2004 improved from the third quarter of fiscal year 2003 driven by revenue growth and improved Xbox console and third party software margins as well as lower marketing costs.

Operating Expenses

Cost of revenue

	Three Months Ended March 31
(In millions, except percentages)	2003	2004	Percentage Inc./(Dec.)
Cost of revenue	$1,274	$1,411	11%
As a percentage of revenue	16.3%	15.4%	(0.9	)pp

Cost of revenue includes manufacturing and distribution costs for products and programs sold, operation costs related to product support service centers and product distribution centers, costs incurred to support and maintain Internet-based products and services, and costs associated with the delivery of consulting services. The increase in absolute dollars in the third quarter of fiscal 2004 resulted from an increase in product support and consulting services costs and Home & Entertainment costs related to increased Xbox console units sold, partially offset by lower costs of producing the Xbox console.

Research and development

	Three Months Ended March 31
(In millions, except percentages)	2003	2004	Percentage Inc./(Dec.)
Research and development	$1,692	$1,538	(9)%
As a percentage of revenue	21.6%	16.8%	(4.8	)pp

Research and development expenses include payroll, employee benefits, equity compensation and other headcount-related costs associated with product development. Research and development expenses also include third-party development and programming costs, localization costs incurred to translate software for international markets, and the amortization of purchased software code and services content. The decrease in the third quarter of fiscal 2004 was primarily due to lower headcount-related costs driven by reductions in stock-based compensation expense, partially offset by increased product development costs.

Sales and marketing

	Three Months Ended March 31
(In millions, except percentages)	2003	2004	Percentage Inc./(Dec.)
Sales and marketing	$1,700	$1,928	13%
As a percentage of revenue	21.7%	21.0%	(0.7	)pp

Sales and marketing expenses include payroll, employee benefits, equity compensation and other headcount-related costs associated with sales and marketing personnel and advertising, promotions, tradeshows, seminars, and other marketing-related programs. Sales and marketing costs increased in absolute dollars in the third quarter of fiscal 2004 due to marketing programs targeted toward the Small and Mid-Market Solutions and Partners group and $117 million or 13% growth in headcount-related costs.

General and administrative

	Three Months Ended March 31
(In millions, except percentages)	2003	2004	Percentage Inc./(Dec.)
General and administrative	$425	$3,020	611%
As a percentage of revenue	5.4%	32.9%	27.5pp

General and administrative costs include payroll, employee benefits, equity compensation and other headcount-related costs associated with the finance, legal, facilities, certain human resources, and other administrative headcount, and legal costs and other administrative fees. General and administrative in the third quarter included $1.92 billion of charges related to the settlement of the Sun Microsystems litigation as described in the segment information and a $605 million accrual for the European Commission fine.

INVESTMENT INCOME

The components of investment income are as follows:

	Three Months Ended March 31
(In millions)	2003	2004
Dividends and interest	$455	$500
Net gains (losses) on investments	2	419
Net gains (losses) on derivative instruments	15	93

Investment income	$472	$1,012

Dividends and interest income was relatively consistent for the comparable quarter. Net gains (losses) on investments include other-than-temporary impairments of $5 million in the third quarter of fiscal 2004 compared to $234 million in the third quarter of the prior year. The decline in impairments was due to improved market conditions. Realized gains from investments increased to $424 million compared to $236 million in the third quarter of the prior year.

INCOME TAXES

The effective tax rate for the third quarter of fiscal 2004 is approximately 42%. The increase in the effective tax rate for the third quarter reflects the impact of the accrual for the European Commission fine, which is not tax deductible. The effective tax rate for fiscal 2003 was 32%, reflecting a benefit in the second quarter of $126 million from the reversal of previously accrued taxes.

STOCK-BASED COMPENSATION

	Three Months Ended March 31
(In millions, except earnings per share)	2003	2004
Stock-based employee compensation expense	$978	$748
After-tax stock-based employee compensation expense	$655	$501
Stock-based employee compensation expense per diluted share	$0.06	$0.05

Effective July 1, 2003, we adopted the fair value recognition provisions of SFAS 123, Accounting for Stock-Based Compensation, using the retroactive restatement method described in SFAS 148, Accounting for Stock-Based Compensation—Transition and Disclosure. Under the fair value recognition provisions of SFAS 123, stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period. The June 30, 2003 balance sheet has been restated for the retroactive adoption of the fair value recognition provisions of SFAS 123 which resulted in a $13.89 billion increase in common stock and paid-in capital, a $10.00 billion decrease in retained earnings, and a $3.89 billion increase in deferred income taxes.

FINANCIAL CONDITION

On our balance sheet, cash and short-term investments totaled $56.41 billion, equity and other investments were $15.16 billion and we have no debt as of March 31, 2004.

Unearned Revenue

Unearned revenue from volume licensing programs represents customer billings, paid either upfront or annually at the beginning of each billing coverage period, which are accounted for as subscriptions with revenue recognized ratably over the billing coverage period. For certain other licensing arrangements revenue attributable to undelivered elements, including free post-delivery telephone support and the right to receive unspecified upgrades/enhancements of Microsoft Internet Explorer on a when-and-if-available basis, is based on the sales price of those elements when sold separately and is recognized ratably on a straight-line basis over the related product’s life cycle. The percentage of revenue recorded as unearned due to undelivered elements ranges from approximately 15% to 25% of the sales price for Windows XP Home, approximately 5% to 15% of the sales price for Windows XP Professional, and approximately 1% to 15% of the sales price for desktop applications, depending on the terms and conditions of the license and prices of the elements. Product life cycles are currently estimated at three and a half years for Windows operating systems and two years for desktop applications. Unearned revenue also includes payments for online advertising for which the advertisement has yet to be displayed and payments for post-delivery support services to be performed in the future.

The components of unearned revenue were as follows:

(In millions)	Dec. 31 2003	Mar. 31 2004
Volume licensing programs	$4,579	$4,331
Undelivered elements	2,624	2,501
Other	649	694

Unearned revenue	$7,852	$7,526

Unearned revenue by segment was as follows:

(In millions)	Dec. 31 2003	Mar. 31 2004
Client	$2,954	$2,829
Server and Tools	1,945	2,019
Information Worker	2,635	2,341
Other segments	318	337

Unearned revenue	$7,852	$7,526

Unearned revenue as of March 31, 2004 decreased $326 million from December 31, 2003. The sequential decrease reflected a $123 million net decrease in unearned revenue related to undelivered elements as deferral rates were lower, partially offset by lengthened product life cycles for the underlying products licensed, resulting in a higher proportion of revenue earned. The sequential decline also reflects a net decrease of $248 million in unearned revenue from volume licensing programs as $261 million of revenue was earned from previously deferred revenue from Upgrade Advantage programs.

Of the $7.53 billion of unearned revenue at March 31, 2004, the following table outlines the expected recognition of this balance:

(In millions)	Recognition of Unearned Revenue
Three months ended:
June 30, 2004	$2,598
September 30, 2004	1,660
December 31, 2004	1,085
March 31, 2005	606
June 30, 2005 and thereafter	1,577

Unearned revenue	$7,526

The revenue earned from the Upgrade Advantage programs for fiscal years 2003 and 2004 was as follows:

(In millions)	Revenue Earned
Three months ended:
September 30, 2002	$464
December 31, 2002	$480
March 31, 2003	$450
June 30, 2003	$421
September 30, 2003	$379
December 31, 2003	$296
March 31, 2004	$261

Cash Flow

Cash flow from operations for the third quarter of fiscal 2004 was $4.97 billion, compared to $4.17 billion in the comparable quarter of the prior year. The increase reflects higher net income before non-cash items including stock-based compensation expense and legal charges, and other changes in working capital. Cash used for financing was $1.04 billion in the third quarter of fiscal 2004, compared to $1.21 billion in the comparable quarter of the prior year. Cash used in the prior year’s comparable quarter included a cash dividend payment of $857 million. We also repurchased 49.9 million shares of common stock under our share repurchase program in the third quarter of fiscal 2004, compared to 30.7 million shares repurchased in the prior year’s third quarter. Cash used for investing was $738 million in the third quarter of fiscal 2004, compared to $4.21 billion in the prior year’s third quarter. The decrease reflects the decline in purchases of investments partially offset by impact of other investing activities.

Cash flow from operations in the fourth quarter of fiscal 2004 will be affected by the cash payment of certain legal charges accrued in the third quarter of fiscal 2004.

For More Information:

Curt Anderson, Senior Director, Investor Relations, (425) 706-3703